AMENDMENT TO THE
TRANSFER AGENCY AND SERVICE AGREEMENT
FOR
JOHN HANCOCK FUNDS III
     This Amendment dated as of October 1, 2008 is made to the Transfer Agency and Services Agreement dated June 1, 2007, as amended (the “Agreement”) by and between John Hancock Funds III and John Hancock Signature Services, Inc. (“JHSS”).
     WHEREAS, the parties to the Agreement desires to amend certain provisions contained in the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree the Agreement shall be amendment as follows:
1. Exhibit B — Transfer Agent Fee Schedule is hereby deleted in its entirety and replaced with the attached revised Exhibit B.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

John	Hancock Funds III	John Hancock Signature Services, Inc.

By:	/s/ Keith Hartstein	By:	/s/ John Hatch

	Keith Hartstein President and CEO		John Hatch President and CEO

EXHIBIT B
TRANSFER AGENT FEE SCHEDULE
Effective as of October 1, 2008
The transfer agent fees payable monthly under the Transfer Agency and Services Agreement between the Fund and JHSS shall be the following rates plus certain out-of-pocket expenses set forth in Exhibit C.
John Hancock Funds III — Annual Fee Rate:
John Hancock Funds III — Equity Funds:

		Asset Based Fee
Share Class	Annual Per Account Fee	(% of daily net assets)
A, B, C, I, I2, T and all R shares	$16.50	0.05% 0.04% (Class I & I2 Shares Only)
ADV	$0.00	0.05%
John Hancock Funds III — Income Funds:

		Asset Based Fee
Share Class	Annual Per Account Fee	(% of daily net assets)
All	$17.50	0.015%
Notwithstanding the foregoing, JHSS agrees to cap transfer agent expenses for all Funds through December 31, 2008 for John Hancock Funds III, excluding Class T shares, at twenty (20) basis points except for all international funds, including, but not limited to, International Core Fund, International Growth Fund, Global Fund and International Allocation Fund which will be capped at thirty (30) basis points.